SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                              FORM 8-K

                           CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  January 25, 2008


                       TRYCERA FINANCIAL, INC.
         (Exact Name of Registrant as Specified in Charter)


     NEVADA                      000-30872        33-0910363
(State or Other Jurisdiction    (Commission       IRS Employer
of Incorporation)               File Number)      Identification No.)


18023 East Sky Park Circle, Suite G, Irvine, CA             92614
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code:  (949) 273-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities
Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange
Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act


Item 8.01 Other Events.

     Trycera Financial, Inc. (the Company) announced today that it is facing cash, liquidity and working capital issues and will only be able to make certain cash payments due to key vendors effective immediately. Without incurring debt or raising additional capital, no determinable payment schedule can be made to service payables or costs incurred by the Company for the services provided thus far by our vendors.

     Business conditions in the Company's principal areas of business remain difficult, which is affecting the Company's liquidity. The Company has not been able to perform on certain vendor payments for in excess of 90 days and in the meantime has incurred additional accounts payable liabilities that cannot be serviced.

     Further compounding the current business difficulty is the fact that our primary banking partner, MetaBank, has delivered a pilot agreement that needs to be executed to continue our principal business of issuing prepaid cards. This agreement and the terms contained therein are unfavorable to the Company when compared to our existing agreement, but this pilot agreement is necessary in order to continue under a MetaBank banking relationship.

     As disclosed in the Company's quarterly report on Form 10-QSB for the third quarter of the Company's 2007 fiscal year (the Third Quarter 10-QSB 2007), program and approval delays, non-payment for services, operational challenges and an inability to raise capital have all contributed to the uncertainty and viability of the business going forward. All recent individual and institutional efforts to raise additional new capital have been unsuccessful.

     At this time, the Company is attempting to maintain its current operations while it pursues strategic alternatives. The Company's Board and management are actively exploring strategic alternatives, including a reverse acquisition which would likely result in a change of the underlying business model, change in control and change in management, selling the assets, merging with another entity or otherwise disposing of all or substantially all of the Company's business to one or more third parties. At this time there are three known opportunities, one of which has produced a preliminary letter of intent to include a reverse acquisition thus creating two new businesses under one new Company, while the two others remain in varying stages of their respective evaluation process. If the strategic alternatives fail to deliver a viable migration strategy to the Company or its stakeholders, then the Board and management may seek to initiate an orderly liquidation of the Company, some combination of these transactions or other legal options that may be available. In addition, should alternatives fail to deliver a viable strategy, the Board and management will attempt to contact vendors to reduce or eliminate any and all contracted service costs or otherwise negotiate or settle outstanding debts or obligations using noncash instruments such as stock.

     The Company currently does not have any agreement with a potential acquiror in place and there can be no assurance that such an agreement can be reached on terms acceptable to the Board of Directors or at all. Furthermore, the Company does not have sufficient cash to meet its working capital needs while it pursues its strategic alternatives. Should any efforts by the Board and management not prove successful, the Board and management will explore any and all remaining alternatives for the Company, whatever they may be.

     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Trycera Financial, Inc.


Date:  January 25, 2008            By: /s/ Bryan Kenyon


                                   Bryan Kenyon
                                   Chief Financial Officer